Exhibit 4.2

YOUDAO, INC.

Number	Class A Ordinary Share(s)

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into

(i) 200,000,000 Class A Ordinary Shares of a par value of US$0.0001 each,

(ii) 100,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, and

(iii) 200,000,000 shares of a par value of US$0.0001 each of such Class or Classes (however designated)

THIS IS TO CERTIFY THAT                                 is the registered holder of                                Class A Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the            day of            by:

DIRECTOR